February 11, 2004


Dear Fellow Stockholder,

You recently received proxy material in connection with the special stockholders meeting of GlobespanVirata which will be held on Wednesday, February 25, 2004. According to our latest records, we have not yet received your proxy vote for this meeting.

At this meeting you are being asked to approve the merger of GlobespanVirata, Inc. with Conexant Systems, Inc. Your board of directors believes that this combination will create a company that is a world leader in semiconductor solutions for the broadband digital home, and will deliver increased value to our stockholders and customers alike. Your vote "FOR" the merger proposal is critical to making this happen.

If you do not vote, it is as if you are opposing this merger. Your broker allows you to vote your shares via telephone or via the Internet if you wish. Follow the instructions on the enclosed proxy card to cast your ballot. Remember, your broker cannot vote your shares until you instruct him or her to do so. You may use one of the following methods to vote:

* Call the toll-free 800 number on the voting form included in this package. Using your 12-digit control number located on the proxy card, cast your ballot.

* Vote over the Internet at www.proxyvote.com using the 12-digit control number located on the proxy card.

* Sign the proxy card and mail it back in the enclosed postage-paid envelope prior to the meeting date.

Thank you in advance for your support.

Sincerely,


/s/ MICHAEL OTNER
-------------------
Michael Otner, Esq.
Corporate Secretary